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                                                                    EXHIBIT 99.1

(WINDROSE MEDICAL PROPERTIES TRUST LOGO)

DRAFT PRESS RELEASE


Contact:                                       Investors/Media:
Windrose Medical Properties Trust              The Ruth Group
Fred Farrar                                    Stephanie Carrington/Jason Rando
President and COO                              646 536-7017/7025
317 860-8213                                   scarrington@theruthgroup.com
                                               jrando@theruthgroup.com


                        WINDROSE MEDICAL PROPERTIES TRUST
              ANNOUNCES CFO RESIGNATION AND INTERIM CFO APPOINTMENT

Indianapolis, Indiana, June 15, 2005 - Windrose Medical Properties Trust (NYSE:
WRS), a self-managed specialty medical properties REIT, announced today the resignation of C. Douglas Hanson, Vice President and Chief Financial Officer. The Company will conduct a search for a replacement to Mr. Hanson. Mr. Hanson will continue his duties until June 30, 2005, at which time he will leave to pursue another opportunity. Fred Farrar, President and COO, will serve as the interim Chief Financial Officer. Patricia Bush, who joined Windrose in May 2005 as Corporate Controller, will continue to manage the accounting duties.

Mr. Hanson stated, "Windrose has a quality and capable staff within its accounting and finance departments and is positioned to absorb this transition. I will miss the friends and relationships I have developed, and truly appreciate the opportunites presented to me during my time at Windrose and HADC."

Fred S. Klipsch, Chairman and Chief Executive Officer, stated, "We thank Doug for his tireless efforts during our successful establishment as a public company and his role in building the support side of our business and our accounting and finance staff. We are sad to see Doug go and wish him nothing but continued success in his new endeavors."

ABOUT WINDROSE
Windrose is a self-managed Real Estate Investment Trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment diagnostic facilities, physician group practice clinics, ambulatory surgery centers, specialty hospitals, outpatient treatment centers and other healthcare related specialty properties.

SAFE HARBOR
Some of the statements in this news release constitute forward-looking statements. Such statements include, in particular, statements about our beliefs, expectations, plans and strategies that are not historical facts. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond our control, which may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from current expectations include financial performance and condition of our lessees, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, our ability to finance our operations, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings we make with the Securities and Exchange Commission. The forward-looking statements contained herein represent our judgment as of the date hereof and we caution readers not to place undue reliance on such statements. We do not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.